EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE
April 18, 2007                     For Further Information Contact:

Paul M. Limbert
President and Chief Executive Officer

or

Robert H. Young
Executive Vice President and Chief Financial Officer

(304) 234-9000
NASDAQ Symbol: WSBC
Website: www.wesbanco.com

WesBanco Announces Increased First Quarter 2007 Results

Wheeling, WV… Paul M. Limbert, President and Chief Executive Officer of WesBanco, Inc., (NASDAQ: WSBC) a Wheeling, West Virginia based multi-state bank holding company, today announced increased earnings for the first quarter ended March 31, 2007.

Net income for the quarter ended March 31, 2007 was $11.9 million, an increase of $6.3 million over the $5.6 million of net income in the first quarter of 2006, while diluted earnings per share for the quarter were $0.56 per share compared to $0.25 per share for 2006. First quarter results showed improvement primarily as a result of a reduced loan loss provision and increases in non-interest income. In addition, improvement in the net interest margin from the 2006 balance sheet repositioning, limited the first quarter overall reduction in net interest income in a period of an inverted yield curve and highly competitive loan and deposit markets, which continue to present industry-wide challenges On a diluted per share basis, core operating earnings were $0.53 per share for the quarter, a 26.2% increase over $0.42 per share in 2006. Net income for the first quarter of 2007 included a $0.6 million after-tax gain from the recognition of a deferred gain on the sale of certain real property in 2004, and for 2006 included a $4.8 million after-tax loss arising in connection with the balance sheet repositioning, a $1.5 million net after-tax gain from the sale of four branches and $0.3 million net after-tax expense from the restructuring of certain mortgage operations.

“Results for the first quarter significantly improved over the first quarter of 2006 as a result of a 16 basis point improvement in the net interest margin to 3.56%, increases in non-interest income and a decrease in non-performing loans supporting a decrease in the loan loss provision,” stated Mr. Limbert. “Quality in our investment and loan portfolios supported by management of liability costs has provided improved profitability. In addition, a current non-interest income revenue enhancement program has provided increases to certain categories of fee income.”

“Our branch optimization program will continue in the second quarter of 2007 when we will open a new office in Gahanna (Columbus), OH replacing an older, existing facility in the same vicinity, and we have started construction on a new banking center in the Highlands development between Wheeling, WV and Washington, PA,” said Mr. Limbert. “These new facilities will serve to enhance WesBanco’s presence in these markets and further improve customer service.”

WesBanco Announces Increased First Quarter 2007 Results                                           Page 2

Highlights for the first quarter of 2007:

•
Net interest income for the first quarter decreased $1.0 million or 3.2% compared to the first quarter of 2006 as a result of the flat yield curve environment experienced by the banking industry and an intentional repositioning and reduction in the size of the balance sheet in 2006. Despite the shape of the yield curve, the net interest margin for the first quarter increased to 3.56%, as compared to 3.40% in the first quarter 2006 and 3.49% for the fourth quarter of 2006. This was accomplished in part from both the balance sheet repositioning and controlled deposit cost increases, enhanced somewhat by loan yield increases and average balance increases in non-interest bearing deposit accounts.

•
The increase in non-interest income was $7.8 million compared to the first quarter of 2006, but $1.3 million or 11.5% excluding the effects of the non core 2007 $1.0 million deferred gain recognized on the sale of a former branch facility which the Company sold and financed in 2004 and has now realized sufficient pay down in the associated receivable to qualify for gain recognition, and for 2006, the $8.0 million loss associated with WesBanco’s balance sheet repositioning and gain of $2.5 million on the sale of the Ritchie County branches. The increase in core earnings was due to higher trust fees of $0.3 million, improved revenues in the securities brokerage business line of $0.3 million, increased mortgage banking income from sales to the secondary market of $0.3 million and $0.7 million in security sale gains.

•
The provision for loan losses decreased $1.2 million in the first quarter of 2007 as compared to first quarter 2006 primarily due to lower levels of non-performing loans which decreased by 24.9% from December 31, 2006, however the allowance for loan losses as a percentage of total loans increased to 1.12% at March 31, 2007, from 1.10% at the end of the first quarter of 2006. Non-performing loans decreased primarily through payoffs and improvements in loan quality. Net charge-offs to average loans increased to 0.24% for the 2007 quarter as compared to 0.18% for the first quarter of 2006,.

•
Non-interest expense decreased $0.4 million or 1.6% compared to the first quarter of 2006. The decrease was primarily due to a $0.5 million decrease in marketing costs and a $0.5 million charge in 2006 relating to the restructuring of certain mortgage banking operations. These decreases were partially offset by a $0.5 million increase in salaries and health benefit costs in the first quarter of 2007. Full-time equivalent employees were approximately the same at March 31, 2007 as compared to the prior year. The decrease in marketing expenses was due to campaigns in 2006, which increased total checking and savings accounts and related service charge and overdraft fee income. A new marketing campaign is planned for the spring targeting demand deposit accounts and home equity loans.

•
The provision for income taxes increased $2.1 million compared to the first quarter of 2006 due to an increase in pre-tax income and an increase in the effective tax rate. For 2007 the effective tax rate increased to 22.3% as compared to 19.6% in the first quarter of 2006 due primarily to a lower percentage of tax-exempt income to total income.

•
Total loans at March 31, 2007 decreased $92.2 million or 3.1% compared to March 31, 2006 due to planned decreases in residential real estate loans and, to a lesser degree, increased payoffs of commercial and home equity loans. Loan growth over the last year was impacted by a decreased retention of fixed rate residential real estate loans in the portfolio as compared to sales to the secondary market, reduced market opportunities for first mortgages and home equity loans in the higher interest rate environment, certain loan paydowns particularly in construction lending, and a focus on obtaining appropriate interest rate spreads on new loans in a more competitive lending environment.

WesBanco Announces Increased First Quarter 2007 Results                                           Page 3

•
Total deposits were relatively flat in the first quarter of 2007 as compared to the prior year primarily due to increases in certificates of deposit and interest bearing demand deposits mostly offset by decreases in other deposit categories. The 3.9% increase in certificates of deposit was due to growth in retail sales and from sales of a new Certificate of Deposit Account Registry Service (CDARS)® product marketed as an alternative to certain customer repurchase agreements or to replace other wholesale borrowings when conditions warranted. Interest bearing demand deposits increased 8.3% due to a new product offering for certain municipal accounts. Money market and savings accounts decreased as customers in a rising rate environment reinvested in short- and intermediate-term certificates of deposit, and non-bank products.

•
FHLB and other short-term borrowings decreased from $812.2 million as of March 31, 2006, prior to $526.0 million at March 31, 2007, a $286.2 million or 35.2% reduction. These borrowings as a percent of total assets decreased to 13.0% from 18.7% at the end of the 2006 first quarter. Likewise, total investment securities have dropped since the 2006 first quarter from $936.0 million to $743.1 million, a 20.6% decrease, primarily due to the repositioning and sales from the available-for-sale portfolio, as well as continued maturities and pay-downs. In the current interest rate environment WesBanco has reduced its overall wholesale leverage position, deciding instead to reduce FHLB borrowings with the proceeds from sales and maturities and using the available cash and improved tangible leverage capital position to repurchase its common stock. The tangible equity leverage ratio increased from 6.38% at March 31, 2006 to 6.88% at March 31, 2007.

•
In the first quarter of 2007, WesBanco’s dividend rate was increased 3.8% to $0.275 per share on a quarterly basis, up from the rate for the previous quarter of $0.265 per share. During the quarter, Mergent, Inc. recognized WesBanco as one of its “Mergent’s Dividend Achievers®” for 2007. As such, WesBanco is one of just 3% of all U.S. publicly listed companies to meet Mergent’s stringent criteria, including successfully delivering dividend increases to shareholders for 10 or more years. WesBanco has increased dividends over the last 22 consecutive years.

•
For the quarter ended March 31, 2007, WesBanco repurchased a total of 560,253 common shares at an average price of $31.55 per share. WesBanco has 69,745 shares remaining for repurchase under the current repurchase plan approved by the Board of Directors in January 2006, and 1,000,000 shares under a new plan approved in March 2007.

WesBanco is a multi-state bank holding company with total assets of approximately $4.1 billion, operating through 78 banking offices, one loan production office, and 111 ATMs in West Virginia, Ohio, and Pennsylvania. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco’s discount brokerage operation.

A reconciliation of GAAP basis net income to core operating earnings is found on the last table of this release.

Forward-looking statements in this press release relating to WesBanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this press release should be read in conjunction with WesBanco’s 2006 Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), which is available at the SEC’s website www.sec.gov or at WesBanco’s website, www.wesbanco.com. Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in WesBanco’s 2006 Annual Report on Form 10-K filed with the SEC under the section “Risk

WesBanco Announces Increased First Quarter 2007 Results                                                       Page 4

Factors.” Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effects of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to the parent company and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve, State of West Virginia Division of Banking, Federal Deposit Insurance Corporation, the SEC, the NASDAQ, the National Association of Securities Dealers and other regulatory bodies; potential legislative and federal and state regulatory actions and reform; competitive conditions in the financial services industry; rapidly changing technology affecting financial services and/or other external developments materially impacting WesBanco’s operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.

WESBANCO, INC.
Consolidated Selected Financial Highlights			Page 5
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended
	March 31,
Statement of income	2007	2006	% Change
Interest income	$ 57,193	$ 56,447	1.32%
Interest expense	27,200	25,464	6.82%
Net interest income	29,993	30,983	(3.20%)
Provision for loan losses	1,460	2,640	(44.70%)
Net interest income after provision for
loan losses	28,533	28,343	0.67%
Non-interest income
Trust fees	4,338	4,058	6.90%
Service charges on deposits	3,883	3,797	2.26%
Net securities gains/(losses)	678	(7,942)	108.54%
Gains on sales of branch offices (1)	980	2,465	(60.24%)
Other income	3,357	3,036	10.57%
Total non-interest income	13,236	5,414	144.48%
Non-interest expense
Salaries and employee benefits	13,878	13,416	3.44%
Net occupancy	2,003	2,013	(0.50%)
Equipment	1,902	2,030	(6.31%)
Amortization of intangible assets	596	633	(5.85%)
Marketing expense	622	1,073	(42.03%)
Restructuring expenses (2)	-	540	(100.00%)
Other operating expenses	7,384	7,107	3.90%
Total non-interest expense	26,385	26,812	(1.59%)
Income before provision for income taxes	15,384	6,945	121.51%
Provision for income taxes	3,437	1,361	152.53%
Net income	$ 11,947	$ 5,584	113.95%

Taxable equivalent net interest income	$ 32,005	$ 33,303	(3.90%)

Per common share data
Net income per common share - basic	$ 0.56	$ 0.25	124.00%
Net income per common share - diluted	$ 0.56	$ 0.25	124.00%
Dividends declared	$ 0.275	$ 0.265	3.77%
Book value (period end)	$ 19.40	$ 18.98	2.23%
Tangible book value (period end)	$ 12.50	$ 12.28	1.82%
Average shares outstanding - basic	21,271,328	21,937,948	(3.04%)
Average shares outstanding - diluted	21,325,166	21,998,750	(3.06%)
Period end shares outstanding	20,948,040	21,925,266	(4.46%)

Selected ratios
Return on average assets	1.20%	0.52%	131.53%
Return on average equity	11.77%	5.45%	115.94%
Yield on earning assets (3)	6.59%	6.01%	9.71%
Cost of interest bearing liabilities	3.46%	2.93%	18.02%
Net interest spread (3)	3.13%	3.08%	1.48%
Net interest margin (3)	3.56%	3.40%	4.62%
Efficiency (3)	58.32%	69.25%	(15.78%)
Average loans to average deposits	96.72%	97.78%	(1.09%)
Annualized net loan charge-offs/average loans	0.24%	0.18%	32.28%
Effective income tax rate	22.34%	19.60%	13.99%

(1) March 2007 includes gain on sale of branch facility which was replaced with a new facility whereas March 2006 includes gain on sale of Ritchie County branches and associated operations.
(2) Restructuring costs are associated with a reduction in WesBanco's workforce through layoffs.
(3) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.
Consolidated Selected Financial Highlights					Page 6
(unaudited, dollars in thousands)					% Change
Balance sheet (period end)	March 31,			December 31,	December 31, 2006
Assets	2007	2006	% Change	2006	to March 31, 2007
Cash and due from banks	$ 76,124	$ 99,071	(23.16)%	$ 95,388	(20.20)%
Due from banks - Interest bearing	1,109	1,225	(9.47)	1,217	(8.87)
Fed Funds sold	40,000	-	100.00	-	100.00
Securities	743,066	936,018	(20.61)	736,707	0.86
Loans:
Loans held for sale	4,746	5,906	(19.64)	3,170	49.72
Commercial and commercial real estate	1,543,555	1,565,591	(1.41)	1,575,170	(2.01)
Residential real estate	870,544	921,022	(5.48)	896,533	(2.90)
Consumer and home equity	424,377	442,854	(4.17)	436,510	(2.78)
Total loans	2,843,222	2,935,373	(3.14)	2,911,383	(2.34)
Allowance for loan losses	(31,757)	(32,291)	(1.65)	(31,979)	(0.69)
Net loans	2,811,465	2,903,082	(3.16)	2,879,404	(2.36)
Premises and equipment, net	67,507	63,899	5.65	67,404	0.15
Goodwill	137,258	137,258	-	137,258	-
Core deposit intangible, net	7,294	9,767	(25.32)	7,889	(7.54)
Other assets	175,541	196,990	(10.89)	172,876	1.54
Total Assets	$ 4,059,364	$ 4,347,310	(6.62)%	$ 4,098,143	(0.95)%

Liabilities and Shareholders' Equity
Non-interest bearing demand deposits	$ 387,877	$ 398,408	(2.64)%	$ 401,909	(3.49)%
Interest bearing demand deposits	351,532	324,572	8.31	356,088	(1.28)
Money market accounts	367,205	404,612	(9.25)	354,082	3.71
Savings deposits	439,264	467,968	(6.13)	441,226	(0.44)
Certificates of deposit	1,450,416	1,396,463	3.86	1,442,242	0.57
Total deposits	2,996,294	2,992,023	0.14	2,995,547	0.02
Federal Home Loan Bank borrowings	363,958	574,745	(36.67)	358,907	1.41
Short-term borrowings	162,072	237,437	(31.74)	202,561	(19.99)
Junior subordinated debt	87,638	87,638	-	87,638	-
Other liabilities	42,924	39,296	9.23	36,615	17.23
Shareholders' equity	406,478	416,171	(2.33)	416,875	(2.49)
Total Liabilities and Shareholders' Equity	$ 4,059,364	$ 4,347,310	(6.62)%	$ 4,098,143	(0.95)%

Average balance sheet and	For the Three Months Ended
net interest margin analysis	March 31,
	2007			2006
	Average	Annualized	Average	Average	Annualized	Average
Assets	Volume	Interest	Rate	Volume	Interest	Rate
Due from banks - interest bearing	$ 1,309	$ 32	2.44%	$ 1,806	$ 44	2.44%
Loans, net of unearned income	2,865,159	195,758	6.83%	2,927,528	185,469	6.34%
Securities:
Taxable	391,820	19,112	4.88%	582,779	23,792	4.08%
Tax-exempt	342,591	22,997	6.71%	398,180	26,511	6.66%
Total securities	734,411	42,109	5.73%	980,959	50,303	5.13%
Federal funds sold	9,133	432	4.73%	-	-	0.00%
Other interest earning assets (1)	22,736	1,204	5.30%	43,444	1,792	4.12%
Total earning assets	3,632,748	$ 239,535	6.59%	3,953,737	$ 237,608	6.01%
Other assets	391,627			396,807
Total Assets	$ 4,024,375			$ 4,350,544

Liabilities and Shareholders' Equity
Interest bearing demand deposits	$ 343,337	$ 4,141	1.21%	$ 320,452	$ 2,214	0.69%
Money market accounts	355,857	8,882	2.50%	425,387	8,902	2.09%
Savings deposits	439,533	6,083	1.38%	465,307	5,175	1.11%
Certificates of deposit	1,438,883	63,587	4.42%	1,409,658	50,666	3.59%
Total interest bearing deposits	2,577,610	82,693	3.21%	2,620,804	66,957	2.55%
Federal Home Loan Bank borrowings	350,233	13,424	3.83%	602,733	21,730	3.61%
Other borrowings	174,426	8,484	4.86%	215,088	9,093	4.23%
Junior subordinated debt	87,638	5,710	6.52%	87,638	5,491	6.27%
Total interest bearing liabilities	3,189,907	$ 110,311	3.46%	3,526,263	$ 103,271	2.93%
Non-interest bearing demand deposits	384,839			373,061
Other liabilities	37,932			35,566
Shareholders' equity	411,697			415,654
Total Liabilities and
Shareholders' Equity	$ 4,024,375			$ 4,350,544

Taxable equivalent net interest spread			3.13%			3.08%
Taxable equivalent net interest margin			3.56%			3.40%

(1) Federal Reserve stock, Federal Home Loan Bank stock and equity securities that do not have readily determinable fair market values.

WESBANCO, INC.
Consolidated Selected Financial Highlights					Page 7
(unaudited, dollars in thousands, except per share amounts)

	Quarter Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
Statement of income	2007	2006	2006	2006	2006
Interest income	$ 57,193	$ 57,886	$ 56,942	$ 55,994	$ 56,447
Interest expense	27,200	27,609	26,233	25,130	25,464
Net interest income	29,993	30,277	30,709	30,864	30,983
Provision for loan losses	1,460	1,568	2,268	2,263	2,640
Net interest income after provision for
loan losses	28,533	28,709	28,441	28,601	28,343
Non-interest income
Trust fees	4,338	3,733	3,711	3,537	4,058
Service charges on deposits	3,883	4,301	4,437	4,179	3,797
Net securities gains	678	35	17	92	(7,942)
Other income	3,357	2,861	3,492	3,382	3,036
Gains on sales of branch offices (1)	980	-	-	153	2,465
Gains on early extinguishment of debt	-	-	17	1,047	-
Total non-interest income	13,236	10,930	11,674	12,390	5,414
Non-interest expense
Salaries and employee benefits	13,878	13,423	13,529	13,315	13,416
Net occupancy	2,003	1,937	1,688	1,866	2,013
Equipment	1,902	1,937	1,961	1,993	2,030
Core deposit intangibles	596	617	628	633	633
Marketing expense	622	1,290	943	1,837	1,073
Restructuring expenses (2)	-	-	-	-	540
Other operating expenses	7,384	7,271	7,180	7,344	7,107
Total non-interest expense	26,385	26,475	25,929	26,988	26,812
Income before provision for income taxes	15,384	13,164	14,186	14,003	6,945
Provision for income taxes	3,437	2,528	2,632	2,742	1,361
Net income	$ 11,947	$ 10,636	$ 11,554	$ 11,261	$ 5,584

Taxable equivalent net interest income	$ 32,005	$ 32,330	$ 32,806	$ 33,046	$ 33,303

Per common share data
Net income per common share - basic	$ 0.56	$ 0.49	$ 0.53	$ 0.52	$ 0.25
Net income per common share - diluted	$ 0.56	$ 0.49	$ 0.53	$ 0.52	$ 0.25
Dividends declared	$ 0.275	$ 0.265	$ 0.265	$ 0.265	$ 0.265
Book value (period end)	$ 19.40	$ 19.39	$ 19.45	$ 19.13	$ 18.98
Tangible book value (period end)	$ 12.50	$ 12.64	$ 12.69	$ 12.41	$ 12.28
Average shares outstanding - basic	21,271,328	21,523,291	21,700,328	21,893,943	21,937,948
Average shares outstanding - diluted	21,325,166	21,580,177	21,746,255	21,946,829	21,998,750
Period end shares outstanding	20,948,040	21,496,793	21,551,703	21,783,350	21,925,266
Full time equivalent employees	1,168	1,168	1,191	1,176	1,165

Selected ratios
Return on average assets	1.20%	1.03%	1.13%	1.09%	0.52%
Return on average equity	11.77%	10.06%	10.97%	10.83%	5.45%
Yield on earning assets (3)	6.59%	6.45%	6.40%	6.23%	6.01%
Cost of interest bearing liabilities	3.46%	3.37%	3.21%	3.05%	2.93%
Net interest spread (3)	3.14%	3.08%	3.19%	3.18%	3.08%
Net interest margin (3)	3.56%	3.49%	3.56%	3.54%	3.40%
Efficiency (3)	58.32%	61.20%	58.30%	59.40%	69.25%
Average loans to average deposits	96.72%	97.17%	98.40%	97.82%	97.78%
Trust Assets, market value at period end	$ 2,972,044	$ 2,976,621	$ 2,873,159	$ 2,797,321	$ 2,871,129

(1) March 2007 includes gain on sale of branch facility which was replaced with a new facility whereas March 2006 includes gain on sale of Ritchie County branches and associated operations.
(2) Restructuring costs are associated with a reduction in WesBanco's workforce through layoffs.
(3) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.
Consolidated Selected Financial Highlights	Page 8
(unaudited, dollars in thousands)
Quarter Ended
March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
Asset quality data	2007	2006	2006	2006	2006
Non-performing assets:
Non-accrual loans	$ 12,126	$ 16,154	$ 10,356	$ 13,361	$ 14,129
Renegotiated loans	-	-	-	-	-
Total non-performing loans	12,126	16,154	10,356	13,361	14,129
Other real estate and repossessed assets	3,369	4,052	4,109	3,263	2,692
Total non-performing loans and assets	$ 15,495	$ 20,206	$ 14,465	$ 16,624	$ 16,821
Loans past due 90 days or more	$ 6,194	$ 6,488	$ 11,594	$ 9,784	$ 6,528

Non-performing assets/total assets	0.38%	0.49%	0.35%	0.41%	0.39%
Non-performing assets/total loans, other real
estate and repossessed assets	0.54%	0.69%	0.49%	0.57%	0.57%
Non-performing loans/total loans	0.43%	0.55%	0.35%	0.46%	0.48%
Non-performing loans and loans past due 90
days or more/total loans	0.64%	0.78%	0.75%	0.79%	0.70%
Non-performing loans, loans past due 90 days and other
real estate owned/total loans and other real estate owned	0.75%	0.89%	0.87%	0.89%	0.79%

Allowance for loan losses
Allowance for loan losses	$ 31,757	$ 31,979	$ 31,669	$ 30,592	$ 32,291
Provision for loan losses	1,460	1,568	2,268	2,263	2,640
Net loan charge-offs	1,682	1,258	1,191	3,962	1,306
Annualized net loan charge-offs /average loans	0.24%	0.17%	0.16%	0.54%	0.18%
Allowance for loan losses/total loans	1.12%	1.10%	1.08%	1.05%	1.10%
Allowance for loan losses/non-performing loans	2.62	x	1.98	x	3.06	x	2.29	x	2.29	x
Allowance for loan losses/non-performing loans and
past due 90 days or more	1.73	x	1.41	x	1.44	x	1.32	x	1.56	x

Capital ratios
Tier I leverage capital	9.15%	9.27%	9.23%	9.06%	8.56%
Tier I risk-based capital	12.19%	12.35%	12.30%	12.32%	11.98%
Total risk-based capital	13.29%	13.44%	13.38%	13.37%	13.06%
Shareholders' equity to assets	10.23%	10.26%	10.27%	10.07%	9.55%
Tangible equity to tangible assets (1)	6.88%	6.95%	6.93%	6.77%	6.38%

(1) Tangible equity is defined as shareholders' equity less goodwill and other intangible assets, and tangible assets are defined as total assets less goodwill and other intangible assets. The calculation is based on quarterly averages.

WESBANCO, INC.
Reconciliation Table - Non-GAAP Financial Information		Page 9
(unaudited, dollars in thousands, except per share amounts)

Note: This press release contains financial information other than that provided by accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes these Non-GAAP measurements, which exclude the effects of merger-related and restructuring expenses, are essential to a proper understanding of the operating results of the Company’s core business largely because they allow investors to see clearly the performance of the Company without the restructuring charges included in certain key financial ratios. These Non-GAAP measurements are not a substitute for operating results determined in accordance with GAAP nor do they necessarily conform to Non-GAAP performance measures that may be presented by other companies. These Non-GAAP measures should not be compared to Non-GAAP performance measures of other companies.

	For the Three Months Ended
	March 31,
	2007	2006
Net income	$ 11,947	$ 5,584
Add: restructuring expenses, net of tax (1)	-	324
Add: other-than-temporary impairment losses, net of tax (1)	-	4,829
Subtract: gains on sales of branch offices, net of tax (1), (4)	(588)	(1,479)
Core operating earnings	$ 11,359	$ 9,258

Net income per common share (3)	$ 0.56	$ 0.25
Effects of restructuring expenses, net of tax (1)	-	0.02
Effects of other-than-temporary impairment losses, net of tax (1)	-	0.22
Effects of gains on sales of branch offices, net of tax (1), (4)	(0.03)	(0.07)
Core operating earnings per common share (3)	$ 0.53	$ 0.42

Selected ratios
Return on average assets	1.20%	0.52%
Effects of restructuring expenses, net of tax (1)	0.00%	0.03%
Effects of other-than-temporary impairment losses, net of tax (1)	0.00%	0.45%
Effects of gains on sales of branch offices, net of tax (1), (4)	(0.06%)	(0.14%)
Core operating return on average assets	1.14%	0.86%

Return on average equity	11.77%	5.45%
Effects of restructuring expenses, net of tax (1)	0.00%	0.32%
Effects of other-than-temporary impairment losses, net of tax (1)	0.00%	4.71%
Effects of gains on sales of branch offices, net of tax (1), (4)	(0.58%)	(1.44%)
Core operating return on average equity	11.19%	9.04%

Efficiency ratio (2)	58.32%	69.25%
Effects of restructuring expenses, net of tax (1)	0.00%	(1.61%)
Effects of other-than-temporary impairment losses, net of tax (1)	0.00%	(13.79%)
Effects of gains on sales of branch offices, net of tax (1), (4)	1.29%	5.45%
Core operating efficiency ratio (2)	59.61%	59.30%

(1) The related income tax expense is calculated using a combined Federal and State income tax rate of 40%.
(2) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.
(3) The dilutive effect from stock options was immaterial and accordingly, basic and diluted earnings per share are the same.
(4) March 2007 includes gain on sale of branch facility which was replaced with a new facility whereas March 2006 includes gain on sale of Ritchie County branches and associated operations.